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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
B&G Foods, Inc.:

        We consent to the incorporation by reference in the registration statement (Registration No. 333-150903) on Form S-8 of B&G Foods, Inc. of our reports dated March 5, 2009, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2009, which reports appear in the January 3, 2009 annual report on Form 10-K of B&G Foods, Inc.

        Our report on the consolidated financial statements, refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132R," effective December 30, 2006.

/s/ KPMG LLP
Short Hills, New Jersey
March 5, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm